EXHIBIT 10.18


                                UNIVERSAL STUDIOS

October 23, 1996

Raymond Monteleone                                       VIA FAX (954) 920-0602
President and COO
First American Railways, Inc.
2445 Hollywood Blvd.
Hollywood, FL 33020

Dear Ray,

The following outlines the individual commitments of Universal Studios Florida (hereafter USF) and First American Railways, Inc. (hereafter FAR) between the dates of November 4, 1996 and December 31, 1998.

USF will:

/bullet/Extend opportunities to FAR for participation with USF in strategic integrated marketing programs including consumer and industry trade programs supported in part through advertising promotions, publicity, on and off-site events, etc. FAR will be integrated within the program(s) as a travel partner. FAR's inclusion in programs will be contingent upon acceptance of each proposal and FAR's financial and in-kind service contributions to each program.

/bullet/Create a minimum of three consumer and / or industry trade marketing / promotional programs within the Miami market per year that incorporate FAR travel packages. Program execution will be contingent upon acceptance of and financial and in-kind service contribution by FAR for the proposed programs.

/bullet/Partner with FAR to create USF event themed cars (ex. HHN, Mardi Gras, etc.) and associated travel packages for sale and promotional use by FAR and USF.

/bullet/Facilitate participation by USF Corporate Partners in USF and FAR cooperative strategic marketing programs.

/bullet/Explore mutually beneficial opportunities for the sale of USF merchandise by FAR on board the Fun Train. Such opportunities, if agreed upon, would be detailed under a separate contract.



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FAR will:

/bullet/Extend licensing, at no cost to USF, for FAR and Fun Train logos and related materials for use in marketing materials designed to support the program. FAR will approve, in-advance, their participation in any cooperative programs.

/bullet/Not enter into comprehensive marketing agreement with any other major theme park or attraction. FAR will provide USF with full disclosure of the nature and extent of any agreement with any other theme park or attraction prior to entering into that agreement.

/bullet/FAR may partner with Sea World, Busch Gardens, or Wet'N Wild on individual marketing programs provided that they extend first right of refusal to USF.

/bullet/Extend sponsorship, at no cost to USF, of one car selected by and at the discretion of USF, (entertainment, passenger or engine), with sponsor benefits including but not limited to, design involvement, exposure on outside inclusion in all appropriate on board printed materials, signage and opportunity to sell merchandise. FAR will not extend car sponsorship to any other major theme park or attraction. If USF creates a design with costs greater than that budgeted by FAR for the design construction, USF will be responsible for payment of those incremental costs.

/bullet/FAR will provide, at no cost to USF, space on-board for the installation of a USF kiosk to facilitate execution by passengers of additional vacation plans while in transit.

/bullet/Provide, at no cost to USF, 3,000 complimentary tickets for use at the sole discretion of USF. Use of these complimentary tickets are subject to mutually agreed upon blackout dates with such dates to be provided by FAR, to USF no later than February 1, 1997. Further, FAR will provide, additional complimentary tickets to USF (i.e. in-kind service) in-partial consideration for inclusion in programs previously referenced within this document.

/bullet/Distribute at no cost to USF, USF brochures to passengers boarding in South Florida and maintain current USF information materials on-board as a guest service for passengers.

/bullet/FAR may not use the USF logo or related proprietary materials without the prior written approval and consent of USF. Further, USF reserves the right of final approval for all materials that incorporate the USF logo or any mention of USF, its rides, shows or attractions including but not limited to, consumer and trade advertising and publicity releases and materials. Such approvals will be extended on a timely basis and will not be unreasonably withheld.


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USF and FAR will:

/bullet/Continue to pursue and develop opportunities including but not limited to travel packaging "private label" reservations, merchandise, entertainment, sponsorships, etc.

Ray, we're pleased to be a partner with First American Railways in this exciting entrepreneurial endeavor. We look forward to extending the bounds of this partnership with you and further developing opportunities of mutual benefit. If you are in agreement with this partnership and commitments as outlined above, please sign below and return to me for execution by Universal Studios.

Best regards,

/s/ ANNA J. HOWIE
-----------------
Anna J. Howie
Marketing Manager

Agreed to this 30th day of October, 1996 for First American Railways by:


/s/ RAYMOND MONTELEONE
----------------------
Name / Title   Raymond Monteleone, President

Agreed to this 30th day of October, 1996 for Universal Studios Florida by:

/s/ ANNA J. HOWIE
-----------------
Name / Title